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                                                             EXHIBIT (99.2a)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
 Raytheon Company:

We consent to the incorporation by reference in the Registration Statements of Raytheon Company on Form S-8 (File No. 33-5650, No. 33-10811, No. 33-15398, No. 33-21741, No. 33-24695 and No. 33-49043) of our report dated May 31, 1996 on our audits of the financial statements of the Raytheon Savings and Investment Plan for Specified Hourly Payroll Employees as of December 31, 1995 and 1994 and for each of the three years in the period ended December 31, 1995, which report is included in this annual report on Form 11-K. We also consent to the reference to our firm under the caption "Experts."

/s/ Coopers & Lybrand  L.L.P.

COOPERS & LYBRAND L.L.P.




Boston, Massachusetts
June 26, 1996